Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Unisys Corporation of our report dated June 29, 2022 relating to the financial statements and supplemental schedule of Unisys Corporation Savings Plan, which appears in the Annual Report of Unisys Corporation Savings Plan on Form 11-K for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP
Washington, DC
May 5, 2023